Exhibit 10.3

                                 HUMBERTO BRAVO
                         302 Washington Street, Ste 351
                           San Diego, California 92103


April 15, 2010

I, Humberto Bravo, hereby give Placer Del Mar, Ltd. this comfort letter that I have sufficient resources to provide funding to the company in the amount necessary to continue Phase One of the company's business plan and agree to provide such funding. These funds shall continue through Phase One for a period of twenty-four months, beginning in April 2010, or until such time as the company's geologist determines that further geological exploration is not warranted. I estimate my commitment for funding will require me to provide the company between $3,000 to $6,000 of funding per month to allow the company to continue its exploration process.



/s/  Humberto Bravo
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Humberto Bravo